EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 13, 2021

PHX Minerals Inc.

Valliance Bank Tower, Suite 1100

1601 NW Expressway

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and to the inclusion of information taken from the reports listed below in the PHX Minerals Inc. Annual Report on Form 10-K (“the 10-K”), formerly known as Panhandle Oil and Gas Inc.:

•	Report as of September 30, 2021 on Reserves and Revenue of Certain Properties with interests attributable to PHX Minerals Inc.
•	Report as of September 30, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Panhandle Oil and Gas Inc.
•	Report as of September 30, 2019 on Reserves and Revenue of Certain Properties with interests attributable Panhandle Oil and Gas Inc.

We further consent to the inclusion of our report of third party addressed to PHX Minerals Inc. dated October 1, 2021, as Exhibit 99 in the 10-K.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716